Exhibit 107

Calculation of Filing Fee Table

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________

Gaia, Inc.
(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Other	700,000(3)	$3.63(2)	$2,541,000(2)	0.00013810	$350.91
Total Offering Amounts				-	$2,541,000	-	$350.91
Total Fees Previously Paid				-	-	-	-
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$350.91

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any shares of Class A common stock (“Class A Common Stock”) of Gaia, Inc. that become issuable under the Gaia, Inc. 2019 Long-Term Incentive Plan (the “Plan”) in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Class A Common Stock as reported on the NASDAQ Global Market on January 21, 2026.

(3)	Represents 700,000 shares of the Class A Common Stock issuable under the Plan.